UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRH public limited company
(Exact name of registrant as specified in its charter)

Republic of Ireland (State or other jurisdiction of incorporation or organization)		Not applicable (IRS Employer Identification Number)

Belgard Castle, Clondalkin Dublin 22, Ireland (Address of Principal Executive Offices)

CRH plc 2014 Performance Share Plan (Full title of the plan)

CT Corporation System 111 Eighth Avenue, New York, New York 10011 (212) 590-9070 (Name, address and telephone number of agent for service)

Please send copies of all communications to:

Neil Colgan Company Secretary CRH plc 42 Fitzwilliam Square Dublin 2, Ireland Tel. No.: +011-353-1-634-4346	Kathryn A. Campbell, Esq. Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN, England Tel. No.: +011-44-20-7959-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
CRH Ordinary Shares of €0.32 each(1)	30,000,000	$25.90	$777,000,000.00	$90,287.40

(1)	One Income Share of €0.02 is tied to each Ordinary Share and may only be transferred or otherwise dealt with in conjunction with such Ordinary Share.

(2)
Estimated solely for purposes of calculating the registration fee.  Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), calculated on the basis of €24.19, the average of the high and low prices of the Ordinary Shares as reported on the Irish Stock Exchange on March 10, 2015, and an exchange rate of USD 1.0707 per euro, based on the Bloomberg Foreign Exchange Fixings Rate at noon on March 10, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.  The document(s) containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b) under the Securities Act.  These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The rules of the Securities and Exchange Commission (the “Commission”) permit CRH plc (the “Registrant”) to incorporate by reference information into this Registration Statement.  The following documents are incorporated herein by reference:

a)          Annual Report of CRH plc on Form 20-F for the fiscal year ended December 31, 2014 (File No. 001-32846), filed on March 12, 2015; and

b)          Report of CRH plc on Form 6-K (File No. 001-32846) (description of Ordinary Shares) filed with the Commission on February 12, 2015.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  To the extent designated therein, any reports on Form 6-K furnished to the Commission shall be deemed to be incorporated by reference in this Registration Statement from the date that such reports are furnished to the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other document subsequently filed or furnished which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Article 155 of the Registrant’s Memorandum and Articles of Association provides:

Subject to the provisions of and so far as may be admitted by the Acts, every Director, Managing Director, Chief Executive, Auditor, Secretary or other Officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

The Directors shall have power to purchase and maintain for or for the benefit of any persons who are or were at any time Directors or Officers of the Company, or who are or were at any time trustees of any pension fund in which employees of the Company are interested, insurance against any liability incurred by such persons in respect of any act or omission when in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any pension fund of the Company and shall be entitled to vote (and be counted in the quorum) in respect of any resolution concerning the purchase of such insurance.

The relevant provision of the Irish Companies Act, 1963, as amended is Section 200, which provides:

(1) Subject as hereinafter provided, any provision whether contained in the articles of a company or in any contract with a company or otherwise for exempting any officer of the company or any person employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company shall be void, so, however, that

(a)  nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and

(b)  notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted, or in connection with any application under section 391 or section 42 of the Companies (Amendment) Act, 1983 in which relief is granted to him by the court.

(2) Notwithstanding subsection (1), a company may purchase and maintain for any of its officers or auditors insurance in respect of any liability referred to in that subsection.

(3) Notwithstanding any provision contained in an enactment, the articles of a company or otherwise, a director may be counted in the quorum and may vote on any resolution to purchase or maintain any insurance under which the director might benefit.

(4) Any directors’ and officers’ insurance purchased or maintained by a company before the date on which the amendments made to this section by the Companies (Auditing and Accounting) Act 2003 came into operation is as valid and effective as it would have been if those amendments had been in operation when that insurance was purchased or maintained.

(5) In this section a reference to an officer or auditor includes any former or current officer or auditor of the company, as the case may be.

The directors and officers of the Registrant are insured against certain liabilities, including certain liabilities under U.S. securities laws, that they may incur in their capacity as such under a liability insurance policy carried by the Registrant.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits included as part of this Registration Statement are as follows:

Exhibit No.	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1 to the Registrant’s Annual Report on Form 20-F (File No. 001-32846) filed on March 27, 2013).

5.1	Opinion of Arthur Cox, Solicitors, as to the legality of Ordinary Shares being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page hereto).

Item 9.	Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Dublin, country of Ireland, on March 13, 2015.

CRH PUBLIC LIMITED COMPANY

By:	/s/ A. Manifold
	Name:	A. Manifold
	Title:	Chief Executive

Each person whose signature appears below hereby constitutes and appoints Michael G. O’Driscoll and Rossa McCann his or her true and lawful attorney-in-fact, with power of substitution, in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement on Form S-8 and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue of these presents.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of March 13, 2015.

Signature	Title

/s/ N. Hartery	(Chairman of the Board)
N. Hartery

/s/ A. Manifold	(Chief Executive and Director)
A. Manifold

/s/ M. Carton	(Finance Director and Director)
M. Carton	(chief financial and accounting officer)

/s/ M.S. Towe	(Director and Chief Executive Officer Oldcastle, Inc.)
M.S. Towe

/s/ E.J. Bärtschi	(Non-Executive Director)
E.J. Bärtschi

/s/ W.P. Egan	(Non-Executive Director)
W.P. Egan

/s/ U-H. Felcht	(Non-Executive Director)
U-H. Felcht

/s/ J.W. Kennedy	(Non-Executive Director)
J.W. Kennedy

/s/ D.A. McGovern, Jr.	(Non-Executive Director)
D.A. McGovern, Jr.

/s/ H.A. McSharry	(Non-Executive Director)
H.A. McSharry

/s/ D.N. O’Connor	(Non-Executive Director)
D.N. O’Connor

/s/ H. Th. Rottinghuis	(Non-Executive Director)
H. Th. Rottinghuis

/s/ P.J. Kennedy	(Non-Executive Director)
P.J. Kennedy

(Non-Executive Director)
L. Riches

/s/ M. O’Driscoll	(Authorized Representative in the United States)
M. O’Driscoll

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1 to the Registrant’s Annual Report on Form 20-F (File No. 001-32846) filed on March 27, 2013).

5.1	Opinion of Arthur Cox, Solicitors, as to the legality of the Ordinary Shares being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page hereto).